UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Material Sciences Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village, IL 60007 847-439-2210

Material Sciences Corporation Special Meeting of Stockholders – March 20th!

Please Vote Your Shares Today!

March 10, 2014

Dear Material Sciences Corporation Stockholder:

We recently mailed to you proxy materials for our special meeting of stockholders, to be held on March 20, 2014, which provide details regarding the proposed transaction with Zink Acquisition Holdings Inc. (“Parent”) and Zink Acquisition Merger Sub Inc. (“Merger Sub”), which are affiliates of New Star Metals Inc. and Insight Equity Holdings LLC. If the transaction is approved, Material Sciences Corporation will become a wholly owned subsidiary of Parent, and you will receive $12.75 in cash for each share of stock you own. Our Board of Directors believes the merger is in the best interests of Material Sciences Corporation and unanimously recommends you vote FOR the merger.

Two Leading Independent Advisory Firms Recommend Material Sciences

Stockholders Vote FOR the Merger

Both Institutional Shareholder Services (ISS) and Glass Lewis & Co. have recommended that Material Sciences Corporation stockholders vote FOR the merger. The recommendations of ISS and Glass Lewis are relied upon by hundreds of mutual funds, institutional shareholders and other fiduciaries throughout the world.

Time is Short! Please Vote Your Shares!

Your vote is important. With the March 20th special meeting now only a short time away, please act today to be sure your shares are voted. You can vote by telephone, Internet or mail. If you have already voted, we thank you for your prompt response.

You are encouraged to read the definitive proxy statement detailing the proposed merger transaction in its entirety, as it provides (among other things) a comprehensive discussion of the process that led to the merger. If you have questions or need assistance voting your shares, you should contact Morrow & Co., LLC toll free at (800) 662-5200 or (203) 658-9400.

On behalf of the Board of Directors

Clifford Nastas, Chief Executive Officer